Exhibit 10.1

DEFINITE AGREEMENT

Between:

EMAC Handels AG
Churerstrasse 106, 8808 Pfaeffikon, Switzerland
 (hereinafter referred to as “EMAC”)
and:

CANYON GOLD CORP.
101 Convention Center Dr, Ste. 700, Las Vegas, NV 89109
 (hereinafter referred to as “CGCC”)
also known as (“the parties”)

WHEREAS:

-	EMAC controls a 100% interest in six sections of 180 Mineral Lease Claims hereinafter referred to as the Asset and as given in Exhibit A attached:

-	The six (6) sections, total 180 Mineral Lease Claims are located in the west section of the new Long Canyon Gold Trend, the Pequop Mountains area of Elko County, Nevada,

-
All of these sections were located for the purpose of exploration for gold and silver mineralization deposits. These properties are strategically located next to major exploration projects by other mining companies in this area called the ‘Long Canyon Gold Trend’ of north east Nevada.

            All of the Properties (The ASSET) are free and clear of any encumbrances.

WHEREAS: EMAC desires to sell to CGCC control of a One Hundred Percent (100%) interest in the Asset.

WHEREAS: CGCC, on behalf of its wholly owned subsidiary ‘LONG CANYON GOLD RESOURCES CORP.’ (LCGRC) desires to acquire control of a One Hundred Percent (100%) interest in the Asset pursuant to the conditions and remunerations as given hereafter:

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, EMAC and CGCC agree as follows:

1.
CGCC on behalf of its wholly owned subsidiary ‘LONG CANYONG GOLD RESOURCES CORP.’ shall acquire control of a One Hundred Percent (100%) interest in the Asset for a total price of $480,000.00 payable in the common stock of CGCC and cash as follows:

a.	CGCC shall issue 12,000,000 of its common shares, restricted under rule 144 of the SEC, at a value of $0.04 per share as directed by EMAC.

b.
EMAC agrees to sell, assign, transfer and convey by this agreement to LCGRC (wholly owned subsidiary of CGCC) 100% interest in the Asset pursuant to paragraph a. above and furthermore subject to EMAC holding a 3% NSR (Net Smelter Royalty) on these claims at all times.

2.	CGCC shall as of date of this agreement be responsible to hold the Asset in good standing.

3.	The 100% interest of the Asset shall be registered to LCGRC the subsidiary of CGCC upon full registration of the claims with the appropriate authorities.

4.	CGCC will do all such actions as are necessary to keep the claims in good standing.

5.	CGCC will at its best effort perform an initial exploration program on the Asset during 2014.

6.
CGCC shall contract the services of Development Resources LLC of American Fork, Utah (DRLLC), a corporation experienced in mineral exploration. DRLLC shall provide such exploration as required and shall provide the services to industry standards, including providing a qualified 43-101 report as well as assay reports done by Chemex ASL labs in Elko, Nevada.

7.	All reports and data collected in the exploration shall be delivered on a timely basis to EMAC and DRLLC at the direction of CGCC.

8.
In the event the Exploration Report defines acceptable potential drill targets on the Asset, then the parties shall mutually determine if and when additional capital should be spent on a second, more detailed exploration analysis to confirm these potential drill targets.

9.	The parties will also mutually determine the capital to be spent on a drill program to drill the first drill targets to determine the mineralization for gold and silver values on these properties.

10.
CGCC will be responsible for all of the cost required to keep the mineral lease claims of the Group A of the Asset in good standing with all agencies as per schedule given in Exhibit “A” attached. These costs are estimated to be about $189 per claim and the State of Nevada fees of approximately $40 per claim, each due as per schedule given in Exhibit “A” attached.

11.	The parties agree that CGCC shall be the controlling operator for all exploration work to be contracted for on the properties at all times. CGCC shall own such data and information.

12.
DRLLC shall provide CGCC an expenditure budget on a timely basis for the expected costs to maintain these claims in good standing with all agencies and all costs relating to the exploration program on these claims to define potential mineralized zones as drill targets to define potential ore bodies.

13.	EMAC and CGCC shall have full access to all data and information supplied by such ‘feasibility study’ at all times.

14.	The parties agree to work together for the exploration and development of these mineral lease claims for the benefit of all parties.

15.	Each party shall bear its own legal costs and expenses with respect to this transaction.

16.
From the date hereof until the date of termination, the parties shall carry on their respective businesses in the ordinary course and will not, without the prior written consent of the each other enter into any material contracts or obligations not in the ordinary course of business regards to these claims

17.	For purposes of any and all legal disputes or arbitration in regards to any disputes the state of jurisdiction shall be Nevada.

18.
All rights and obligations of the parties hereto will be binding upon and enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

19.
This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written, among parties.

20.	This Agreement may be validly executed by email or by facsimile and in counterpart.

IN WITNESS THEREOF each of the Parties have executed this Agreement effective the date first above written.

Signed this 7th day of April, 2014corpir@otcsbrx.com

Canyon Gold Corp.	EMAC Handels AG

By: /s/ Stephen M. Studdert	By: /s/ Reinhard Hiestand
Stephen M. Studdert	Reinhard Hiestand
President & CEO	President & Director

EXHIBIT  “A”

The ‘ASSET’

Six (6) Sections, for a total of 180 Mineral Lease Claims, located in the west section of the new Long Canyon Gold Trend, the Pequop Mountains area of Elko County, Nevada.

Canyon Gold Corp.	EMAC Handels AG

By: /s/ Stephen M. Studdert	By: /s/ Reinhard Hiestand
Stephen M. Studdert	Reinhard Hiestand
President & CEO	President & Director